                     Third Quarter Report - 2021

Dear Fellow Shareholders:

During the third quarter, like most of the world, Camden National Corporation experienced the highs and lows of the environment driven by the pandemic and related economic conditions. Our steadfast strategy of building an organization for long-term sustainable growth has proven to be both prudent and opportunistic over the past several quarters, and positions us well for years to come.
For the nine months ended September 30, 2021, Camden National Corporation reported net income of $52.5 million or $3.49 per diluted share, an increase of 27% and 28%, respectively, over the same time period a year ago. Our strong financial performance over this period is the culmination of strategic actions taken over many months and years, including a deep focus on our core deposit franchise that allowed us to effectively manage and reduce funding costs through this challenging interest rate cycle, the buildout of our residential mortgage business which enabled us to capitalize on record housing and refinancing activity over the past year, and holding to our prudent credit underwriting standards.
The low interest rate environment has and continues to pressure asset yields and net interest margins across the industry, and Camden National Corporation is no exception. Our net interest margin declined to 2.82% for the nine months ended September 30, 2021, from 3.06% for the same period a year earlier. We have been able to partially mitigate the impact of lower asset yields through the strength of our deposit franchise, as funding costs declined to 0.25% for the nine months ended September 30, 2021 from 0.55% for the same period a year earlier.
Our residential mortgage business continues to run at a record-setting pace, and through the first nine months of 2021, residential mortgage originations were 14% higher than our previous record set during the first nine months of last year. This led to record gain on sales of residential mortgages early in the year, and the nimbleness of the residential mortgage business platform we built out over the past several years allowed us to swiftly change direction early in the second quarter to hold more residential mortgages within our loan portfolio to build for the future.
Asset quality remains strong, as indicated by our total non-performing loans to total loans of 0.23% at the end of September 2021 and minimal net charge-offs of 0.02% of average loans on an annualized basis through the nine months ended September 30, 2021. Our strong asset quality and overall improving economic conditions over recent quarters resulted in a reduction of our allowance for credit losses (“ACL”) through a “negative” provision expense of $4.4 million for the nine months ended on September 30, 2021, compared to a provision charge for the same period a year earlier of $12.2 million. At September 30, 2021, our ACL as a percent of total loans was 0.97%, compared to 1.18% at December 31, 2020 and 0.81% as of December 31, 2019 (pre-COVID-19 pandemic).

Recently, we were recognized for both our customer and employee strategic accomplishments by several national organizations. Coalition Greenwich, a division of S&P Global’s analytics company CRISIL, recognized us as a 2021 Customer Experience (CX) Leader. This marks the fourth year in a row that we have been recognized in the Retail Banking category, and our second year in the Small Business category. Gallup, the global leader in measuring employee engagement, reported engagement among our employees increased to 4.25 on a scale of 1 to 5, our 4th year of continued improvement. Additionally, we were recently recognized as a “Best Place to Work in Maine” by the Best Places to Work Association and the Maine chapter of the Society of Human Resources Managers.
Based on the Company’s closing stock price of $47.90 on September 30, 2021, our dividend yield was 3.01% reflecting our $0.36 per share dividend announced on September 27, 2021. During the third quarter of 2021, we also repurchased 106,502 common shares at an average price of $46.13. We believe repurchasing shares at this price level provides an appropriate capital earn-back period given the risks and rewards, while efficiently returning capital to our shareholders.
In response to the historically challenging job market, we announced to our employees that beginning in October, our starting minimum wage would increase from $15.00 to $17.00 per hour and all of our current employees would receive a minimum 3% wage increase to recognize their contributions. We’re pleased to report that 61% of this off-cycle wage increase impacted employees earning less than $75,000.
On September 7, 2021, our employees began their hybrid work arrangement. The majority of our non-banking center employees have returned to the office and now have the flexibility to work remotely a few days a week, while some employees are fully remote. We continue to monitor the impact of COVID-19 closely, and I personally want to extend my deep appreciation to all of our employees for their commitment during these challenging times. Throughout the pandemic, our retail banking center employees and teammates who were essential to keep our banking centers open, worked each day at our locations. Others, many of whom wanted to work from their offices but could not, worked remotely from their homes. This took an incredible amount of dedication, flexibility and coordination – and when coupled with our stellar financial results over this time – is truly remarkable.
On behalf of the Board of Directors, I thank you for your support.
Sincerely,
Gregory A. Dufour
President and Chief Executive Officer

Financial Highlights (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2021	2020	2021	2020
Earnings and Dividends
Net interest income	$34,746	$34,481	$100,639	$100,846
Non-interest income	11,099	12,696	37,634	36,159
Non-interest expense	(26,263)	(25,221)	(76,752)	(73,291)
Pre-tax, pre-provision earnings(1)	19,582	21,956	61,521	63,714
(Provision) credit for credit losses	(939)	(987)	4,420	(12,160)
Income before income tax expense	18,643	20,969	65,941	51,554
Income tax expense	(4,003)	(4,194)	(13,418)	(10,346)
Net income	$14,640	$16,775	$52,523	$41,208
Diluted earnings per share	$0.97	$1.11	$3.49	$2.73
Cash dividends declared per share	0.36	0.33	1.08	0.99
Performance Ratios
Return on average assets	1.08%	1.34%	1.36%	1.15%
Return on average equity	10.51%	13.01%	12.96%	11.06%
Net interest margin (fully-taxable equivalent)	2.76%	3.00%	2.82%	3.06%
Efficiency ratio[1]	57.00%	50.60%	54.83%	52.29%
Balance sheet (end of period)
Investments			$1,471,118	$1,125,360
Loans and loans held for sale			3,326,129	3,312,777
Allowance for credit losses on loans			32,272	36,414
Total assets			5,502,902	5,153,793
Deposits			4,605,180	4,224,044
Borrowings			255,883	294,361
Shareholders' equity			545,984	517,522
Book Value per Share and Capital Ratios
Book value per share			$36.77	$34.69
Tangible book value per share[1]			30.23	28.14
Tangible common equity ratio[1]			8.30%	8.30%
Tier I leverage capital ratio			9.13%	8.96%
Total risk-based capital ratio			15.06%	15.15%
Asset Quality
Allowance for credit losses on loans to total loans			0.97%	1.11%
Net charge-offs to average loans (annualized)			0.02%	0.04%
Non-performing loans to total loans			0.23%	0.34%
Non-performing assets to total assets			0.14%	0.22%
1 This is a non-GAAP measure. A reconciliation of non-GAAP to GAAP financial measures can be found in the Company's earnings release dated and filed with the SEC on October 26, 2021.

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Camden National Corporation, P.O. Box 310, Camden, Maine 04843.

Year to Date Net Income
(in $000's)
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
9/30/2019
9/30/2020
9/30/2021

Camden National Corporation Stock Price
(as of last business day of month)
$52
$48
$44
$40
$36
$32
$28
$47.86
$47.76
$47.90
$35.78
$34.54
$30.23
$31.45
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